PROSPECTUS
Investment Technology, Incorporated
12,000,000 Shares Of Common Stock
This prospectus relates to the offer
and sale by Investment Technology, Incorporated, a Nevada corporation ("Investment Technology"), of shares of its no par value per share common stock to certain employees, officers, directors and consultants
(the "consultants") pursuant to certain
consulting agreements and the 2002
Non-Qualified
Stock Compensation Plan (the "Stock Plan").
Pursuant to the Stock Plan consulting
agreements, in payment for services rendered,
 Investment Technology is registering
hereunder and then issuing, upon receipt of adequate
 consideration therefore, to the
consultants and persons covered by the Stock Plan,
 12,000,000 shares of common stock.
The common stock is not subject to any
restriction on transferability. Recipients of shares other than persons who are "affiliates" of
 Investment Technology within the
meaning of the Securities Act of 1933
(the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Investment
 Technology is registering no shares hereunder for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of Investment Technology or anyone of its subsidiaries. An
"affiliate" of Investment Technology is subject
 to Section 16(b) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act")
.. If a consultant who is
not now an "affiliate" becomes an "affiliate" of
 Investment Technology in the future,
he/she would then be subject to Section 16(b) of
 the Exchange Act. The common
stock is traded on the OTC Bulletin Board under the symbol "INZS."
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.
The date of this prospectus is April 9, 20002

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any
contracts or other documents filed as
an exhibit to either the registration
statement
or other filings by Investment Technology
 with the Commission are qualified in their entirety by the reference thereto.
A copy of any document or part thereof
incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request.
Requests should be addressed to: Investment
Technology, Incorporated, 5235 Island
Chain Road  Las Vegas, NV 89118.  Investment
 Technology's telephone number is
(702) 248-1118.
Investment Technology is subject to the reporting
 requirements of the Exchange
Act and in accordance therewith files reports and other information with the Commission.
These reports, as well as the proxy statements,
 information statements and other
information filed by Investment Technology under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth
Street, N.W. Washington D.C. 20549.
No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Investment
Technology. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.
Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Investment Technology since the date hereof.

TABLE OF CONTENTS


INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS..........................6

Item 1.  The Plan
Information.................................................6
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT............................7
Item 3.  Incorporation of Documents by Reference..............................7

Item 4.  Description of Securities............................................8

Item 5.  Interests of Named Experts and Counsel...............................8

Item 6.  Indemnification of Officers, Directors, Employees
           and Agents; Insurance..............................................8

Item 7.  Exemption from Registration Claimed..................................9

Item 8.  Exhibits.............................................................9

Item 9.  Undertakings.........................................................9

SIGNATURES...................................................................12
EXHIBIT INDEX................................................................13

PART 1
INFORMATION REQUIRED IN THE SECTION 10(a)
PROSPECTUS
ITEM 1. THE PLAN INFORMATION.
THE COMPANY
Investment Technology has its principal executive offices at 5235 Island Chain Road
Las Vegas, NV 89118. Investment Technology's telephone number is (702) 248-1118.
PURPOSE
Investment Technology will issue common stock to certain consultants pursuant to consulting agreements entered into between these consultants and Investment Technology, and the
 Stock Plan, which have been approved by the Board of Directors of Investment Technology.
 The agreements and the Stock Plan are intended to provide a method whereby Investment
 Technology may be stimulated by the personal involvement of the consultants in Investment
 Technology' future prosperity, thereby advancing the interests of Investment Technology, and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.
COMMON STOCK
The Board has authorized the issuance of up to 12,000,000 shares of the common stock to the persons covered by the Stock Plan upon effectiveness of this registration statement.
THE CONSULTANTS
The consultants have agreed to provide their expertise and advice to Investment
Technology for the purposes set forth in the consulting agreements.
NO RESTRICTIONS ON TRANSFER
The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.
TAX TREATMENT TO THE CONSULTANTS
The common stock is not qualified under Section 401(a) of the Internal Revenue
Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture.
Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes.
The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.
TAX TREATMENT TO THE COMPANY
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Investment Technology for federal income tax purposes in the taxable year of Investment Technology during which the recipient recognizes income.
RESTRICTIONS ON RESALES
In the event that an affiliate of Investment Technology acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the
 Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Investment Technology.
Services rendered have been
recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section
16(b) of the Exchange Act. Investment
Technology has agreed that for the purpose of any "profit" computation under
16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section
16(b) of the Exchange Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed with the Securities and Exchange Commission (the "Commission") by Investment Technology, Incorporated, a Nevada corporation (the "Company"), are incorporated herein by reference:
(a) The Company's Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2001
(b) The Company's Form 10-QSB/A filed with the Securities and Exchange Commission on May 23, 2001
(c) All Reports filed with the Commission by the Company pursuant to Section 13(a) or 15(d) of the Exchange act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2000.
(d) The description of the Common Stock found in the Company's 10-KSB Registration filed on October 05, 2001 under the Securities Act, including any amendment or report filed for the purpose of updating such description.

(e) All other documents filed by the
Company after the date of this Registration
Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
K.J. Davis, and Associates L.L.C. has rendered an opinion on the validity of the securities being registered. K.J. Davis, and Associates L.L.C. is not an "affiliate" of Investment Technology.
The financial statements of Investment Technology are incorporated by reference in this prospectus as of and for the year ended December 31, 2001 have been audited by Brad Beckstead, Chartered Accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.
ITEM 6. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
INSURANCE.
Under Nevada law, Investment Technology may indemnify any person, including officers and directors, who was acting at the corporation's request, including certain securities law violations. A true and correct copy of Sections
78.7502 and 78.751 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.
In addition, Investment Technology's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law.
The effect of these provisions may be
to eliminate the rights of Investment
Technology and its stockholders (through stockholders' derivative suit on behalf of Investment Technology) to recover monetary damages against a director for breach of fiduciary duty as a director
(including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the preceding paragraph.
INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING
PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933
MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS
CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING
PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE
OPINION OF THE SECURITIES

AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION
IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT
ACT AND, THEREFORE, IS UNENFORCEABLE.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.
(a) The following exhibits are filed
as part of this registration statement
pursuant to Item 601 of the Regulation S-K
and are specifically incorporated herein by this reference:
Exhibit No.  Title
     -----------  --------------------------------------------------------------

     5.1          Legal opinion of K.J. Davis, and Associates L.L.C.

     10.1         2002 Non-Qualified Stock Compensation Plan

     23.1         Consent of K.J. Davis, and Associates L.L.C.

     23.2         Consent of Brad Beckstead, Chartered Account

99.1 Nevada Law regarding Indemnification
		Sections 78.7502 & 78.751 N.R.S.


ITEM 9.           UNDERTAKINGS.

The undersigned registrant hereby undertakes:
(1) To file, during any period in
which offers or sales are being made,
a post-effective
 amendment to this registration statement to:
(i) include any prospectus required by
Section 10(a)(3) of the Securities Act;
(ii) reflect in the prospectus any
facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
(iii) include any material information
with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section
13 or section 15(d) of the Securities
Exchange Act of 1934 that are
incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration
by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To deliver or cause to be delivered
with the prospectus, to each person
to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange
Act of 1934; and, where interim financial information require to be presented by
Article 3 of Regulation S-X is not set
forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(5) Insofar as indemnification for
liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act and is therefore, unenforceable. In
the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that,
for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities
Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to


Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES
Pursuant to the requirements of the Securities
Act of 1933, the Registrant certifies
it has reasonable grounds to believe that it
meets all of the requirements for filing on
Form S-8 and has duly caused this registration
statement to be signed on its behalf
by the undersigned thereunto duly authorized
in the Las Vegas, State of Nevada, on April 9, 2002.
INVESTMENT TECHNOLOGY, INCORPORATED
(Registrant)
/s/ Thomas Vidmar
-----------------
Thomas Vidmar
President
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons
in the capacities and on the date indicated.
SIGNATURES                      TITLE                              DATE
--------------------------------------------------------------------------------

/s/ Thomas Vidmar         President, Chief Financial             April 9, 20002
-----------------         Officer, Secretary & Director
Thomas Vidmar


INDEX TO EXHIBITS
Exhibit No.  Title
-----------  -------------------------------------------------------------------

5.1          Legal opinion of K.J. Davis, and Associates L.L.C.

10.1         2001 Non-Qualified Stock Compensation Plan

23.1         Consent of K.J. Davis, and Associates L.L.C.

23.2         Consent of Brad Beckstead, Chartered Accountants

99.1 	Nevada Law regarding Indemnification Sections
		78.7502 & 78.751 N.R.S.